Exhibit (a)(1)(C)
Offer to Purchase
All Outstanding Shares of Common Stock
of
SOUNDTHINKING, INC.
at
$8.00 per share, net to the stockholder in cash, without interest, plus one non-transferable contingent value right per share, which represents the contractual right to receive a contingent cash payment of up to $3.00 per contingent value right, net to the stockholder in cash, without interest and less any applicable tax withholding, upon the achievement of certain specified milestones
Pursuant to the Offer to Purchase dated October 20, 2026
by
TRANSOM SIGNAL MERGERSUB, INC.,
a wholly owned subsidiary
of
TRANSOM SIGNAL ACQUIRECO, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON NOVEMBER 17, 2026, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

October 20, 2026
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
We have been engaged by Transom Signal MergerSub, Inc., a Delaware corporation (“Merger Sub”), a wholly owned subsidiary of Transom Signal AcquireCo, LLC, a Delaware limited liability company (“Parent”), to act as information agent (the “Information Agent”) in connection with Merger Sub’s offer to purchase any and all of the issued and outstanding shares of common stock, par value $0.005 per share (the “Shares”), of SoundThinking, Inc., a Delaware corporation (“SoundThinking”), at a purchase price of (i) $8.00 per Share, net to the stockholder in cash, without interest, plus (ii) one non-transferable contingent value right per Share (each, a “CVR”), which represents the contractual right to receive a contingent cash payment of up to $3.00 per CVR, net to the stockholder in cash, without interest and less any applicable tax withholding, upon the achievement of certain specified milestones in accordance with the terms and subject to the conditions of a contingent value rights agreement to be entered into by and among Parent, SoundThinking and a rights agent selected by Parent and reasonably acceptable to SoundThinking, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 20, 2026 (the “Offer to Purchase”), and in the related Letter of Transmittal, dated October 20, 2026 (the “Letter of Transmittal” and, together with the Offer to Purchase, as each may be amended or supplemented from time to time, the “Offer”). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.
The Offer and the Merger (as defined below) are not subject to any financing condition. The conditions to the Offer are described in Section 15 of the Offer to Purchase.
For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:
1. The Offer to Purchase;
2. The Letter of Transmittal (including Internal Revenue Service Form W-9) for your use in accepting the Offer and tendering Shares and for the information of your clients;
3. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and
4. SoundThinking’s Solicitation/Recommendation Statement on Schedule 14D-9.

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at one minute after 11:59 p.m., New York City time, on November 17, 2026 (the “Expiration Date”), unless the expiration of the Offer is extended to a subsequent time and date in accordance with the terms of the Merger Agreement (as defined below), in which case the term “Expiration Date” means such subsequent time on such subsequent date. Merger Sub is not providing for guaranteed delivery procedures. Therefore, SoundThinking stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of The Depository Trust Company (“DTC”), which end earlier than the Expiration Date. Normal business hours of DTC are between 8:00 a.m. and 5:00 p.m., Eastern Time, Monday through Friday, other than holidays. SoundThinking stockholders must tender their Shares in accordance with the procedures set forth in the Offer to Purchase and the related Letter of Transmittal prior to the Expiration Date. Tenders received by DTC after the Expiration Date will be disregarded and of no effect.
The Offer is being made pursuant to an Agreement and Plan of Merger, dated September 28, 2026 (as it may be amended or otherwise modified from time to time, the “Merger Agreement”), by and among SoundThinking, Parent and Merger Sub, pursuant to which, after consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Merger Sub will merge with and into SoundThinking pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), upon the terms and subject to the conditions set forth in the Merger Agreement, with SoundThinking continuing as the surviving company and becoming a wholly owned subsidiary of Parent (the “Merger”).
The Board of Directors of SoundThinking unanimously (i) determined that the Merger Agreement, the CVR Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable, fair to and in the best interests of SoundThinking and its stockholders, (ii) approved the Merger Agreement, the CVR Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, (iii) resolved that the Merger shall be effected under Section 251(h) of the DGCL, and (iv) recommended that the stockholders of SoundThinking tender their Shares to Merger Sub pursuant to the Offer, in each case upon the terms and subject to the conditions set forth in the Merger Agreement.
For Shares to be properly tendered to Merger Sub pursuant to the Offer, Equiniti Trust Company, LLC, the depositary and paying agent for the Offer (the “Depositary”), must be in timely receipt of (i) the certificates evidencing such Shares or confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedures set forth in Section 3 of the Offer to Purchase; (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer or a tender through DTC’s Automated Tender Offer Program, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal); and (iii) any other documents required by the Letter of Transmittal or the Depositary, in each case prior to the Expiration Date.
Neither Parent nor Merger Sub will pay any fees or commissions to any broker, dealer, commercial bank, trust company or any other person (other than to the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Merger Sub for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. Tendering stockholders who are holders of record of their Shares and who tender directly to the Depositary will not be obligated to pay stock transfer taxes with respect to the purchase of Shares by Merger Sub pursuant to the Offer, except as otherwise provided in Section 6 of the Letter of Transmittal.
Questions or requests for assistance may be directed to the Information Agent at the address and telephone number listed below. Additional copies of the Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may be obtained at no cost to stockholders from the Information Agent. Additionally, copies of the Offer to Purchase, the related Letter of Transmittal and any other materials related to the Offer are available free of charge at www.sec.gov. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance.

Very truly yours,
D.F. King & Co., Inc.

Nothing contained herein or in the enclosed documents shall render you or any other person the agent of Merger Sub, the Information Agent, the Depositary or any affiliate of any of them, or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.
The Information Agent for the Offer is:
D.F. King & Co., Inc.
28 Liberty Street, 53rd Floor
New York, New York 10005
Banks and brokers, please call: (646) 856-8002
All others, please call toll-free: (800) 949-2583
Email: SSTI@dfking.com
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